Exhibit 99.1

CONTACT:

Jeff Unger

Vice President Investor Relations

(561) 482-9715

Casual Male Retail Group, Inc. Elects Industry Veteran Ivy Ross to Board of Directors

Ross Adds Significant Marketing Expertise

Canton, Mass., February 6, 2013 – Casual Male Retail Group, Inc. (NASDAQ: DXLG), the largest retailer of big & tall men’s apparel and accessories, announced today that it has appointed Ivy Ross, 57, to the Company’s Board of Directors. She will serve as a director until the Company’s next annual meeting of stockholders, at which time she will stand for re-election. With her appointment, the size of the Company’s Board of Directors has increased to nine members. Ross is currently the Chief Marketing Officer of Art.com, an online specialty retailer of high quality wall art.

“Ivy has a track record of success in helping retailers to grow their business through the implementation of creative marketing strategies,” said President and CEO David Levin. “With her industry insight and marketing expertise, Ivy will provide a valuable perspective as we prepare to launch an on-going marketing campaign for our new Destination XL® (DXL®) brand this year. We look forward to her contributions to the Board as we capitalize on the significant long-term financial benefits that the DXL concept provides.”

As the Chief Marketing Officer of Art.com, Ross oversees the company’s marketing, branding, merchandising and user-experience functions. Prior to Art.com, Ross was EVP of Marketing for the Gap brand, and acted as the Creative Catalyst for all brands within Gap, Inc. Ross also has held senior creative and product design positions at Disney Stores North America, Mattel, Calvin Klein, Coach, Liz Claiborne, Swatch Watch and Avon. Chosen by Fast Company and BusinessWeek as the new face of leadership, Ross was a contributing author of The Change Champions Field Guide and Best Practices in Leadership Development and Organizational Change. She has also served on Proctor and Gamble’s design board since its inception.

About Casual Male Retail Group, Inc.

Casual Male Retail Group, Inc. is the largest multi-channel specialty retailer of big & tall men’s apparel with operations throughout the United States, Canada and Europe. The retailer operates under six brands: Destination XL®, Casual Male XL, Rochester Clothing, B&T Factory Direct, ShoesXL and LivingXL. Several catalogs and e-commerce sites, including www.destinationxl.com, make up the Company’s direct-to-consumer business. With more than 2,000 private label and name brand styles to choose from, customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.casualmale.com.

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 16, 2012, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

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